CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of our report dated March 28th, 2008, relating to the statement of assets and liabilities, including the schedule of investments, and the related statements of operations, of changes in shareholders’ equity and of cash flows of Plainfield Direct Inc (the “Company”) at December 31, 2007 and December 31, 2006, and the results of operations, the changes in its net assets and its cash flows for the year ended December 31, 2007 and the period April 1, 2006 (commencement of operations) through December 31, 2006. We also consent to the references to us under the headings “Risks Relating to this Offering” and “Independent Registered Public Accounting Firm” in such Registration Statement.

New York, NY April 17, 2008